                                                                    EXHIBIT 99.1

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Satellite CD Radio, Inc.

    We have audited the accompanying balance sheets of Satellite CD Radio, Inc. (the 'Company') as of December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

New York, New York
January 23, 2004

                            SATELLITE CD RADIO, INC.
                                 BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                            AS OF DECEMBER 31,
                                                            -------------------
                                                              2003       2002
                                                              ----       ----
                          ASSETS
FCC license...............................................  $83,654    $83,654
                                                            -------    -------
      Total assets........................................  $83,654    $83,654
                                                            -------    -------
                                                            -------    -------
                   STOCKHOLDERS' EQUITY
Stockholders' equity:
    Common stock, no par value: 200 shares issued and
      outstanding.........................................  $ --       $ --
    Additional paid-in capital............................   83,654     83,654
                                                            -------    -------
      Total stockholders' equity..........................  $83,654    $83,654
                                                            -------    -------
                                                            -------    -------

   The accompanying notes are an integral part of these financial statements.

                            SATELLITE CD RADIO, INC.
                         NOTES TO FINANCIAL STATEMENTS
             (DOLLAR AMOUNTS IN THOUSANDS, UNLESS OTHERWISE STATED)

1. BUSINESS

    Satellite CD Radio, Inc. (the 'Company') is a wholly owned subsidiary of Sirius Satellite Radio Inc. ('Sirius') which broadcasts over 100 streams of digital-quality entertainment: 61 streams of 100% commercial-free music and over 40 streams of news, sports, talk, entertainment, traffic, weather and children's programming for an effective monthly subscription fee of $11.15 for a three year plan and up to $12.95 for a monthly plan. Sirius also offers discounts for pre-paid and long-term subscriptions as well as discounts for those subscribers that purchase multiple subscriptions. Approximately 65% of its subscriber base is on an annual plan with an effective monthly subscription fee of $11.87.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Basis of Presentation

    The accompanying balance sheets have been prepared in accordance with accounting principles generally accepted in the United States. No statements of operations, stockholders' equity or cash flows have been presented for each of the three years in the period ended December 31, 2003 as the Company has had no operational activity for those years. The Company does not charge Sirius a fee for the use of its license.

    FCC License

    In June 2001, the FASB issued SFAS No. 142, 'Goodwill and Other Intangible Assets.' SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives be tested for impairment at least annually. In accordance with SFAS No. 142, the Company determined that its FCC license has an indefinite life and is evaluated for impairment on an annual basis. Upon adoption of SFAS No. 142, the Company completed an impairment analysis during the first half of the year ended December 31, 2002, and concluded that there was no impairment loss related to its FCC license. In November 2003 and 2002, the Company updated its impairment test and determined that there was no impairment. The Company uses projections of estimated future cash flows and other factors in assessing the fair value of its FCC license. If these estimates or projections change in the future, it may be required to record an impairment charge related to its FCC license. To date, the Company has not recorded any amortization expense related to its FCC license.

3. LIEN ON THE COMPANY'S COMMON STOCK

    Sirius' obligations under its 14 1/2% Senior Secured Notes due 2009 and 15% Senior Secured Discount Notes due 2007 are secured by a lien on the Company's common stock.